Exhibit 99.1

Caterpillar contact:
Tiffany Heikkila
Global Government & Corporate Affairs
Mobile: 832-573-0958
Tiffany.Heikkila@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Appoints New Energy & Transportation Group President

IRVING, Texas, Dec. 14, 2023 – Caterpillar Inc. (NYSE: CAT) announced today that Jason Kaiser, senior vice president of the Electric Power Division, has been appointed to Group President of the Energy & Transportation (E&T) segment, effective Jan. 1, 2024.

In this role, Kaiser will have responsibility for the Rail Division, Solar Turbines, Large Power Systems Division, Industrial Power Systems Division, Electric Power Division (EPD), Caterpillar Oil & Gas and Marine Division (COGMD), Cat Reman® and Electrification and Energy Solutions Division.

“Jason’s extensive experience in engineering, product management and operations makes him well-suited to lead our Energy & Transportation segment,” said Caterpillar Chairman and CEO Jim Umpleby. “Jason leads with our Values at the forefront and will continue to make a positive impact within E&T and across our broader Caterpillar team.”

Since joining Caterpillar in 2000, Kaiser has held numerous roles in engineering, sales and operations with increasing responsibility across the electric power business.

Kaiser graduated from Rose-Hulman Institute of Technology with a bachelor’s degree in electrical engineering.
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About Caterpillar With 2022 sales and revenues of $59.4 billion, Caterpillar Inc. is the world's leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. For nearly 100 years, we've been helping customers build a better, more sustainable world and are committed and contributing to a reduced-carbon future. Our innovative products and services, backed by our global dealer network, provide exceptional value that helps customers succeed. Caterpillar does business on every continent, principally operating through three primary segments – Construction Industries, Resource Industries and Energy & Transportation – and providing financing and related services through our Financial Products segment. Visit us at caterpillar.com or join the conversation on our social media channels at caterpillar.com/en/news/social-media.html.